UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM N-8A

NOTIFCATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Elevation ETF Trust

Address and Principal Business Office (No. & Street, City, State, Zip Code):
1290 Broadway
Suite 1100
Denver, Colorado 80203

Name and Agent for Service of Process:
Jeremy O. May

Mailing Address:
c/o ALPS Advisors, Inc.
1290 Broadway
Suite 1100
Denver, Colorado 80203

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X] No [  ]

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 5th Day of January, 2016.

Elevation ETF Trust

/s/Jeremy O. May
By: Jeremy O. May
Title: President

Attest:	/s/Andrea E. Kuchli
Name: Andrea E. Kuchli
Title: Secretary